EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Ormco Corporation	Delaware
Allesee Orthodontic Appliances, Inc.	Wisconsin

1218122 Ontario Inc.	Canada
Attachments International, Inc.	California
Innova LifeSciences Corporation	Canada
Innova Corp.	Canada
Innova U.K. Limited	United Kingdom
Innodent (Aust.) Pty. Ltd.	Australia

Maquiladora Aci-Mex, S.A, de CV.	Mexico
Ormco B.V.	The Netherlands
Orrnco (Europe) BV	The Netherlands
Ormco de Mexico, S.A. de CV.	Mexico
Ormco (Europe) AG	Switzerland
Ormco GmbH	Germany
Orrnco Pty. Limited	Australia
Ormex S.A. de CV.	Mexico
Socodent S.A. S.	France
Ormodent Belgique, S.A.	Belgium
Ormodent L.D.A.	Portugal
Ormodent S.A.S.	France
SDS de Mexico, S.A. de C.V.	Mexico

Kerr Corporation	Delaware
Kerr Australia Pty. Limited	New South Wales
Kerr (Europe) A.G.	Switzerland
Kerr GmbH	Germany
Kerr Italia S.p.A.	Italy
Metrex Research Corporation	Wisconsin
Sybron Dental Specialties, Inc. Japan	Japan

Sybron Canada Holdings, Inc.	Delaware
Sybron Canada Limited Partner Company	Nova Scotia
Sybron Canada General Partner Company	Nova Scotia
Sybron Canada Funding Limited Partnership	Nova Scotia
Sybron Canada Limited	Canada
Hawe Neos Holding AG	Switzerland
KerrHawe S.A.	Switzerland

Kerr U.K. Limited	England
Analytic Endodontics U.K. Limited	England

Pinnacle Products, Inc.	Wisconsin

KERRSPOFA LTD.	Cayman Islands
GP eta s.r.o.	Czech Republic
SpofaDental a.s.	Czech Republic
000 SPOFA DENTAL	Russian Federation
MIFAM Teeth Sp. Z o. o.	Poland

Oraltronics Dental Implant Technology GmbH	Germany